Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statement” in the Statement of Additional Information and to the inclusion of our report dated August 17, 2017 with respect to the financial statement of the FS Credit Income Fund as of June 30, 2017 in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-215074 and 811-23221) of FS Credit Income Fund for the registration of its common shares of beneficial interest.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

August 17, 2017